Exhibit 99.2

                Michael Porter, President - Investor Relations
                  Christian Pflaumer, VP - Media Relations
                           Jeff Myhre, VP - Editorial
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                                 Seven Penn Plaza
                                 New York, NY 10001
                                    212-564-4700
                                 FAX 212-244-3075
                                 www.plrinvest.com
                                plrmail@plrinvest.com
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VIRBAC CORPORATION
                            JJoseph A. Rougraff, CFO
817-831-5030
                                                       FOR IMMEDIATE RELEASE


               VIRBAC CORPORATION EXPECTS TO RESTATE PRIOR PERIOD
           RESULTS. COMPANY ALSO RECEIVES NOTICE OF INTENDED DELISTING
                OF COMMON STOCK BY NASDAQ STOCK MARKET BECAUSE OF
                      DELAY IN FILING THIRD QUARTER REPORT

FORT WORTH, TEXAS - November 24, 2003 - Virbac Corporation (Nasdaq: VBACE) announced today that, based upon information developed thus far in the ongoing inquiry conducted by the Audit Committee of its Board of Directors, the Company expects to issue revised financial statements for the years ended December 31, 2001 and 2002 and for the quarters ended March 31 and June 30, 2003 and that its previously issued financial statements for these periods should no longer be relied upon.

On November 12, 2003 the Company announced that it would delay the filing of its Quarterly Report on Form 10-Q for the quarter and nine months ended September 30, 2003 pending completion of an internal inquiry being conducted by the Audit Committee as a result of questions raised by the Company's independent auditors relating to certain of the Company's revenue recognition practices and inventory accounting practices. The inquiry has not, however, progressed sufficiently to enable the Company to estimate at this time the amounts by which the restated results will vary from the previously reported results. The Company intends to provide preliminary estimates of such amounts as soon as practicable.

Separately, the Company announced that the The Nasdaq Stock Market, which on November 13 suspended trading in the Company's common stock, has notified the Company that it intends to delist the company's common stock for failure to comply with Marketplace Rule 4310(c)(14) due to the Company's failure to file its quarterly report on Form 10-Q for the period ended September 30, 2003. As a result, Nasdaq has changed the Company's trading symbol from "VBAC" to VBACE" to reflect the Company's filing delinquency. The Nasdaq notification stated that the Company's common stock will be delisted and cease trading at the opening of business on November 26, 2003, unless the Company requests a hearing with the Nasdaq Hearings Department. The Company has requested such a hearing.

If the Company's common stock is delisted, the shares will not be immediately eligible to trade on the OTC Bulletin Board because the Company is not current in all of its periodic reporting requirements under the Securities Exchange Act of 1934. Following a delisting, the common stock may become eligible for quotation on the OTC Bulletin Board if the Company becomes current in its reporting requirements, a market maker makes application to register and quote the stock in accordance with applicable rules, and the application is cleared.

This press release contains forward-looking information made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be affected by the results of the current inquiry being conducted by the Audit Committee of the Company's Board of Directors

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